Exhibit 23.1


                             ACCOUNTANTS' CONSENT


     The Board of Directors
     KVH Industries, Inc.:

     We consent to incorporation by reference in the Registration Statement No. 333-08491 on Form S-8, of our reports dated January 26, 2001, relating to the consolidated balance sheets of KVH Industries, Inc., and subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 2000, which reports on the consolidated financial statements and on the related schedule are included in the Annual Report on Form 10-K of KVH Industries, Inc., for the year ended December 31, 2000.





     /s/ KPMG LLP

     Providence, Rhode Island
     February 7, 2001